As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTUNA MINING CORP.
(Exact name of registrant as specified in its charter)

British Columbia, Canada
(Province or other jurisdiction of incorporation or organization)

1040
(Primary Standard Industrial Classification Code Number, if applicable)

Not applicable
(I.R.S. Employer Identification No., if applicable)

1111 Melville Street, Suite 820
Vancouver, British Columbia V6E 3V6
(604) 484-4085
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Susan Tomaine, Esq. Blake, Cassels & Graydon LLP 1133 Melville Street, Suite 3500, The Stack Vancouver, British Columbia Canada V6E 4E5 Tel: (604) 631-3300	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 Tel: (416) 504-0520

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 29, 2025

FORTUNA MINING CORP.

Common Shares

Subscription Receipts

Units

Warrants

Share Purchase Contracts

Debt Securities

This short form base shelf prospectus ("prospectus") relates to the offering for sale from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains effective, of the securities of Fortuna Mining Corp. (the "Company" or "Fortuna") listed above in one or more series, issuances or sales of outstanding securities. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on our financing requirements, prevailing market conditions and other factors we may consider relevant at the time of sale and set out in an accompanying prospectus supplement.

The common shares of the Company (the "Common Shares") are listed for trading on the Toronto Stock Exchange (the "TSX") under the symbol "FVI" and on the New York Stock Exchange ("NYSE") under the symbol "FSM". On August 28, 2025, being the last trading day prior to the date hereof, the closing price of the Common Shares on the TSX was C$10.27 and on the NYSE was US$7.45. Unless otherwise specified in an applicable prospectus supplement, our subscription receipts, units, warrants, share purchase contracts and debt securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is currently no market through which these securities, other than our Common Shares, may be sold and purchasers may not be able to resell such securities purchased under this prospectus. This may affect the pricing of our securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. See "Risk Factors".

No underwriter, dealer or agent has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

The specific terms of the securities with respect to a particular offering will be set out in the applicable prospectus supplement. Such terms may include, where applicable, the number of securities offered, the offering price and currency (in the event the offering is a fixed price distribution), the manner in which the offering price and currency will be determined (in the event the offering is a non-fixed price distribution) and any other terms specific to the securities being offered, including any terms, conditions and mechanics or procedures for the conversion or exercise of such securities, including expiry or maturity dates, interest provisions, covenants, events of default or subordination. The Company may also include in a prospectus supplement specific terms pertaining to the securities which are not within the parameters set out in this prospectus.

As of the date hereof, the Company has determined that it qualifies as a "well-known seasoned issuer" under the WKSI Blanket Orders (as defined herein). See "Reliance on Exemptions for Well-Known Seasoned Issuer". All information permitted under applicable securities legislation, including as permitted under the WKSI Blanket Orders, to be omitted from this prospectus will be established at the time of each offering of securities and will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus, except where an exemption from such delivery requirement is available, and filed with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission (the "SEC"). Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the offering of the securities to which the prospectus supplement pertains. You should read this prospectus and any applicable prospectus supplement carefully before you invest in any securities issued pursuant to this prospectus.

Securities offered pursuant to this prospectus and any related prospectus supplement will constitute a public offering of such securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Fortuna may offer and sell the securities: (a) to or through underwriters or dealers purchasing as principals; (b) directly to one or more purchasers; or (c) through agents, where permitted by law. The prospectus supplement relating to a particular offering of securities will identify each underwriter, dealer or agent, as applicable, engaged by Fortuna in connection with the offering and sale of such securities, and will set out the terms of the offering of such securities, including, to the extent applicable, the method of distribution of such securities, the initial offering price, the net proceeds to Fortuna from the offering, if determinable, and any fees, discounts or any other compensation payable to the underwriters, dealers or agents, as applicable, and any other material terms of the plan of distribution. The securities may be offered and sold from time to time in one or more transactions at fixed prices or non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, or at prices to be negotiated with purchasers, including sales in transactions that are "at the market distributions" ("ATM Distributions") as defined in National Instrument 44-102 – Shelf Distributions ("NI 44-102") including sales made directly on the TSX, the NYSE or other existing trading markets for the securities, and as set out in the accompanying prospectus supplement. The prices at which securities may be offered may vary as between purchasers and during the period of distribution of the securities. If securities are offered on a non-fixed price basis, the underwriters', dealers' or agents' compensation, as applicable, will be increased or decreased by the amount by which the aggregate price paid for such securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents, as applicable, to Fortuna.

Subject to any applicable securities laws, in connection with any offering of securities, other than an ATM Distribution, the underwriters, dealers or agents, as applicable, may over-allot or effect transactions intended to stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter of, or dealer involved in, an ATM Distribution under this prospectus, nor any person or company acting jointly or in concert with any such underwriter or dealer, may enter into any transaction that is intended to stabilize or maintain the market price of the offered securities or securities of the same class as the securities distributed under the ATM Distribution pursuant to this prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter or dealer creating an over-allocation position in the securities.

We are permitted under a multi-jurisdictional disclosure system adopted by securities regulatory authorities in Canada and the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies. See "Financial and Exchange Rate Information".

Prospective investors should be aware that the purchase of our securities may have tax consequences both in Canada and the United States, which may not be fully described herein or in any applicable prospectus supplement. Prospective investors should read the tax discussion in this prospectus and any applicable prospectus supplement with respect to a particular offering and consult with an independent tax advisor.

Certain of the Company's directors and executive officers reside outside of Canada and have appointed an agent for service of process in Canada. See "Agent for Service of Process". The ability of prospective investors to enforce civil liabilities under United States federal securities laws may be adversely affected because the Company is organized under the laws of the Province of British Columbia, Canada, most or all of the Company’s officers and directors and most or all of the experts named in this prospectus are not residents of the United States, and a substantial portion of the Company's assets and the assets of such persons are located outside of the United States. See "Enforceability of Civil Liabilities".

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Investing in the securities being offered is highly speculative and involves significant risks that you should consider before purchasing such securities. You should carefully review the risks outlined in this prospectus (including any prospectus supplement) and in the documents incorporated by reference as well as the information under the heading "Cautionary Note Regarding Forward-Looking Statements" and consider such risks and information in connection with an investment in the securities. See "Risk Factors".

Our corporate head office and registered and records office is located at Suite 820, 1111 Melville Street, Vancouver, British Columbia V6E 3V6, Canada.

ABOUT THIS PROSPECTUS

Prospective purchasers should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide purchasers with different information. Information contained on our website shall not be deemed to be a part of this prospectus (including any applicable prospectus supplement) or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the securities. We will not make an offer of these securities in any jurisdiction where the offer or sale is not permitted. Purchasers should not assume that the information contained in this prospectus is accurate as of any date other than the date on the face page of this prospectus, the date of any applicable prospectus supplement, or the date of any documents incorporated by reference herein. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and in any prospectus supplement, unless specified or the context otherwise requires, references to "we", "us", "our" or similar terms, as well as references to "Fortuna" or the "Company", refer to Fortuna Mining Corp. together with our subsidiaries.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to "US$" are to United States dollars and references to "C$" are to Canadian dollars. See "Financial and Exchange Rate Information".

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the securities offered pursuant to this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or of any sale of our securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus, or any applicable prospectus supplement and the documents incorporated by reference in this prospectus or any applicable prospectus supplement, were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

A registration statement on Form F-10 will be filed by the Company with the SEC in respect of the offering of securities. The registration statement, of which this prospectus constitutes a part, contains additional information not included in this prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC. Statements included or incorporated by reference into this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to any applicable full version or more detailed description of the contract, agreement or other document, as may be available electronically on the Canadian System for Electronic Data Analysis and Retrieval ("SEDAR+"), at www.sedarplus.ca and on the SEC's Electronic Data Gathering and Retrieval System ("EDGAR") at www.sec.gov, for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This prospectus has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ in certain material respects from the disclosure requirements promulgated by the SEC. For example, the terms "mineral reserve", "proven mineral reserve", "probable mineral reserve", "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the disclosure requirements promulgated by the SEC. Accordingly, information contained in this prospectus, including the documents incorporated by reference herein, may not be comparable to similar information made public by United States companies reporting pursuant to SEC disclosure requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated by reference into this prospectus constitute forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and U.S. securities laws, including the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 27A of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act").

In addition to the following cautionary statement, with respect to forward-looking statements contained in the documents incorporated by reference in this prospectus, prospective purchasers should refer to "Cautionary Statement - Forward-Looking Statements" in the AIF (as defined herein) and "Cautionary Statement on Forward-Looking Statements" in the 2024 MD&A (as defined herein) and Interim MD&A (as defined herein), as well as to the advisories section of any documents incorporated by reference herein that are filed after the date hereof.

All statements included or incorporated by reference herein, other than statements of historical fact, are forward-looking statements and are subject to a variety of known and unknown risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements. The Company believes that the expectations reflected in the forward-looking statements are reasonable as at the date hereof or as at the date specified in the documents incorporated by reference herein, as applicable, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this prospectus and the documents incorporated by reference herein should not be unduly relied upon.

The forward-looking statements in this prospectus are based on the Company's current internal expectations, estimates, projections, assumptions and beliefs. Often, but not always, these forward-looking statements can be identified by the use of words such as "anticipates", "believes", "plans", "estimates", "expects", "forecasts", "scheduled", "targets", "possible", "strategy", "potential", "intends", "advance", "goal", "objective", "projects", "budget", "calculates" or statements that events, "will", "may", "could" or "should" occur or be achieved and similar expressions, including negative variations. In particular, this prospectus contains forward-looking statements, including pertaining to Fortuna's right to receive certain tax receivables upon the completion of post-closing conditions under the terms of the agreements related to the sale of the San Jose and Yaramoko mines; the mineral resource estimate in respect of the Diamba Sud project in Senegal; statements that the Company is working towards a preliminary economic assessment for the Diamba Sud project in the fourth quarter of 2025; Fortuna's future plans, growth projects, business strategies and expected results from future operations.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual events, results, performance or achievements of the Company to be materially different from any events, results, performance or achievements expressed or implied by the forward-looking statements. These known and unknown risks, uncertainties and other factors include, but are not limited to, the risk factors described under "Risk Factors" in the AIF (as defined herein) and "Risks and Uncertainties" in the 2024 MD&A (as defined herein), as well as the other risk factors described in any documents incorporated by reference that are filed after the date hereof. These factors should not, however, be construed as exhaustive.

The forward-looking statements in this prospectus are made as of the date hereof, and the forward-looking statements in the documents incorporated by reference into this prospectus are made as of the date of the document in which they are contained. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, the Company does not assume the obligation to publicly revise or update such forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements contained or incorporated by reference herein are expressly qualified by this cautionary statement.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada, which have also been filed with the SEC.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 820, 1111 Melville Street, Vancouver, British Columbia V6E 3V6, Canada, telephone: 604-484-4085 or by accessing the Company's disclosure documents through the internet on SEDAR+ at www.sedarplus.ca. Documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov. Our filings through SEDAR+ and EDGAR are not incorporated by reference in this prospectus except as specifically set forth herein.

The following documents filed by Fortuna with the securities commissions or similar regulatory authorities in the provinces of Canada are specifically incorporated by reference into, and form an integral part of, this prospectus:

•	the annual information form of Fortuna dated March 20, 2025 for the fiscal year ended December 31, 2024 (the "AIF");

•	the audited consolidated annual financial statements of Fortuna as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and reports of the independent registered public accounting firm thereon (the "Annual Financial Statements");

•	the management's discussion and analysis of the financial position and results of operation of Fortuna for the year ended December 31, 2024 (the "2024 MD&A");

•	the management information circular as at May 1, 2025, prepared in connection with the Company's annual general meeting of shareholders held on June 26, 2025;

•	the unaudited condensed interim consolidated financial statements as at and for the three and six months ended June 30, 2025 and 2024, together with the notes thereto; and

•	the management's discussion and analysis of the financial position and results of operations of Fortuna for the three and six months ended June 30, 2025 (the "Interim MD&A").

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions ("NI 44-101") to be incorporated by reference in a short form prospectus, including any material change reports (excluding material change reports filed on a confidential basis), interim financial reports, annual financial statements and the reports of the independent registered public accounting firm thereon, management's discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Company with the securities commissions or similar authorities in each of the provinces of Canada subsequent to the date of this prospectus and prior to the expiry of this prospectus, or the completion of the issuance of securities pursuant hereto, will be deemed to be incorporated by reference into this prospectus. In addition, any similar documents we file with or furnish to the SEC, as applicable, in our periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus, shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part. To the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Any statement contained in this prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, in any prospectus supplement hereto, or in any subsequently filed document (or part thereof) which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any template version of any "marketing materials" (as such term is defined in NI 44-101) filed after the date of a prospectus supplement and before the termination of the distribution of the securities offered pursuant to such prospectus supplement (together with this prospectus) is deemed to be incorporated by reference in such prospectus supplement.

Upon a new annual information form and related audited consolidated annual financial statements, together with the notes thereto and the reports of the independent registered public accounting firm thereon, and the related management's discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous audited consolidated annual financial statements and related management's discussion and analysis, all unaudited interim financial statements and related management's discussion and analysis, material change reports and information circulars and prospectus supplements filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed to no longer be incorporated by reference into this prospectus for the purposes of future offers and sales of securities hereunder. Upon new unaudited interim financial statements and the related management's discussion and analysis being filed by the Company with the applicable regulatory authorities during the currency of this prospectus, all previous unaudited interim financial statements and related management's discussion and analysis filed prior to the new unaudited interim financial statements shall be deemed to no longer be incorporated by reference into this prospectus for the purposes of future offers and sales of securities hereunder. In addition, upon a new information circular prepared in connection with an annual meeting of shareholders of Fortuna being filed with the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous information circular prepared for the prior annual meeting of Fortuna will be deemed no longer to be incorporated by reference in this prospectus for future offers and sales of securities hereunder.

One or more prospectus supplements containing the specific variable terms for an issue of securities and other information related to those securities will be delivered to purchasers of such securities, together with this prospectus (except where an exemption from such delivery requirement is available), and will be deemed to be incorporated by reference into this prospectus as of the date of the applicable prospectus supplement solely for the purposes of the distribution of the securities to which the prospectus supplement pertains.

Prospective purchasers should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. The Company has not authorized anyone to provide prospective investors with different or additional information. The Company is not making an offer of securities in any jurisdiction where the offer is not permitted by law.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) powers of attorney from our directors and officers included on the signature pages of the registration statement; (iii) the consent of KPMG LLP ("KPMG"); (iv) the consent of each "qualified person" for the purposes of NI 43-101 listed on the Exhibit Index of the registration statement; and (v) the form of debt indenture. A copy of the form of warrant indenture or warrant agency agreement, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

TECHNICAL INFORMATION AND THIRD-PARTY INFORMATION

Except where otherwise stated, the scientific and technical information set forth in this prospectus relating to the Séguéla Mine, the Lindero Mine, the Caylloma Mine and the Yaramoko Mine (sold by Fortuna on May 12, 2025) (each as defined herein) and in the documents incorporated by reference is based on technical reports prepared in accordance with NI 43-101 titled as follows:

(a)	In respect of the Séguéla Mine, the technical report entitled "Fortuna Silver Mines Inc.: Séguéla Gold Mine, Côte d'Ivoire", filed on SEDAR+ on February 16, 2024 with an effective date of December 31, 2023 (the "Séguéla Technical Report") prepared by Paul Weedon, MAIG, Eric Chapman, P.Geo., Raul Espinoza, FAusIMM (CP), Mathieu F. Veillette, P.Eng., and Paul Criddle, FAusIMM, each a Qualified Person as defined by NI 43-101.

(b)	In respect of the Lindero Mine, the technical report entitled "Fortuna Silver Mines Inc.: Lindero Mine and Arizaro Project, Salta Province, Argentina", filed on SEDAR+ on March 28, 2023, with an effective date of December 31, 2022 (the "Lindero and Arizaro Technical Report") prepared by Eric Chapman, P.Geo., Raul Espinoza, FAusIMM (CP), Mathieu Veillette, P.Eng. and Dmitry Tolstov, MMSA (QP), each a Qualified Person as defined by NI 43-101.

(c)	In respect of the Caylloma Mine, the technical report entitled "Fortuna Silver Mines Inc.: Caylloma Mine, Caylloma District, Peru", filed on SEDAR+ on February 16, 2024, with an effective date of December 31, 2023 (the "Caylloma Technical Report") prepared by Eric Chapman, P.Geo., Paul Weedon, MAIG, Raul Espinoza, FAusIMM (CP), Mathieu Veillette, P.Eng., and Patricia Gonzalez, MMSA (QP), each a Qualified Person as defined by NI 43-101.

(d)	In respect of the Yaramoko Mine, (formerly owned by Fortuna), the technical report entitled "Fortuna Silver Mines Inc.: Yaramoko Gold Mine, Burkina Faso", filed on SEDAR+ on March 24, 2023, with an effective date of December 31, 2022 (the "Yaramoko Technical Report") prepared by Paul Criddle, FAusIMM, Paul Weedon, MAIG, Matthew Cobb, MAIG and Raul Espinoza, FAusIMM (CP), each a Qualified Person as defined by NI 43-101.

Further information on each of the mines and the Technical Reports referred to above can be found in the AIF. Each of the authors of the Technical Reports listed under the heading "Interest of Experts" in this prospectus is a "qualified person" for the purposes of NI 43-101. The information contained in this prospectus and the documents incorporated by reference herein regarding the Séguéla Mine, the Lindero Mine, the Caylloma Mine and the Yaramoko Mine has been derived from the Technical Reports, is subject to certain assumptions, qualifications and procedures described in the Technical Reports and is qualified in its entirety by the full text of the Technical Reports, each of which is available on SEDAR+ at www.sedarplus.ca under Fortuna's profile. For greater certainty, the Technical Reports are not incorporated by reference herein.

FINANCIAL AND EXCHANGE RATE INFORMATION

This prospectus or any applicable prospectus supplement, and the documents incorporated by reference in this prospectus or any applicable prospectus supplement include certain terms or performance measures that are not defined under IFRS, including, but not limited to, all-in costs; cash cost per ounce of gold equivalent sold; all-in sustaining cash cost per ounce of gold equivalent sold; all-in sustaining costs per ounce of gold equivalent sold; all-in cash cost per ounce of gold equivalent sold; cash cost per payable ounce of silver equivalent; all-in sustaining cash cost per payable ounce of silver equivalent sold; all-in cash cost per payable ounce of silver equivalent sold; free cash flow and free cashflow from ongoing operations; adjusted net income; adjusted attributable net income; adjusted EBITDA; EBITDA margin; net debt, sustaining capital; growth capital; and working capital. The Company believes that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate the Company's performance. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures. These non-IFRS measures should be read in conjunction with the Company's financial statements and management's discussion and analysis incorporated by reference herein. See "Non-IFRS Financial Measures" in the 2024 MD&A and Interim MD&A.

The financial statements of the Company incorporated by reference herein are reported in United States dollars and have been prepared in accordance with IFRS. Therefore, they may not be comparable to financial statements of United States companies.

The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the periods indicated; (ii) the high and low exchange rates during each period; and (iii) the average exchange rates in effect during each period, in each case, as identified or calculated from the Bank of Canada rate in effect on each trading day during the relevant period. These rates are expressed as U.S. dollars per C$1.00.

	Year Ended December 31			Six Months Ended June 30
	2024	2023	2022	2025	2024	2023
High for period	0.7510	0.7617	0.8031	0.7376	0.7510	0.7604
Low for period	0.6937	0.7207	0.7217	0.6848	0.7235	0.7243
Average for period	0.7302	0.7410	0.7692	0.7098	0.7361	0.7421
Rate at end of period	0.6950	0.7561	0.7383	0.7330	0.7306	0.7553

On August 28, 2025, the daily average exchange rate as quoted by the Bank of Canada was C$1.00 = US$0.7270 (US$1.00 = C$1.3756).

THE COMPANY

Name, Address and Incorporation

The Company was incorporated on September 4, 1990 pursuant to the Company Act (British Columbia) under the name Jopec Resources Ltd. and subsequently transitioned under the Business Corporations Act (British Columbia) (the "BCBCA"). On February 3, 1999, the Company changed its name to Fortuna Ventures Inc. and on June 28, 2005 to Fortuna Silver Mines Inc. The Company changed its name to Fortuna Mining Corp. on June 20, 2024.

The management head office of the Company is located at Piso 5, Av. Jorge Chávez #154, Miraflores, Lima, Peru. The corporate head and registered and records office of the Company is located at Suite 820, 1111 Melville Street, Vancouver, British Columbia V6E 3V6, Canada.

The Company is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. The Company's Common Shares are listed on the TSX under the symbol "FVI" and on the NYSE under the symbol "FSM".

Business of the Company

Fortuna is engaged in precious and base metals mining and related activities in Latin America and West Africa, including exploration, extraction, and processing. The Company's principal products are gold and silver, although it also produces and sells lead and zinc.

As at the date of this short form base shelf prospectus, Fortuna:

•	operates the Séguéla open pit gold mine (the "Séguéla Mine") (90% ownership) in northwestern Côte d'Ivoire;

•	operates the Lindero open pit gold mine (the "Lindero Mine") (100% ownership) in northern Argentina; and

•	operates the underground Caylloma silver, lead and zinc mine (the "Caylloma Mine") (100% ownership) in southern Peru.

The Company also has various greenfields exploration properties at different stages of development in Senegal, Côte d'Ivoire, Mexico, and Argentina.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the AIF and the documents incorporated by reference into this prospectus. See "Documents Incorporated by Reference".

Inter-Corporate Relationships

The chart below illustrates the Company's material inter-corporate relationships as at the date hereof:

Fortuna Mining Corp.
(British Columbia, Canada)
1520371 BC Ltd. (British Columbia, Canada)
Continuum Resources Ltd. (British Columbia, Canada)
Fortuna Silver Holdings (Mexico) Inc. (British Columbia, Canada)
Fortuna Silver Mines Peru SAC (Peru)
Minera Bateas SA (Peru)
Goldrock Mines Corp. (British Columbia, Canada)
Roxgold Inc. (British Columbia, Canada)
Fortuna Silver Mines US Inc.
20%
80%
99.998%
Monumental Minerals SA de CV (Mexico)
0.002%
CMC Desarrollo Minero SA de CV (Mexico)
Caylloma Mine
Mansfield (Bermuda) Ltd. (Bermuda)
97.37%
Argex Mining (Barbados) Ltd. (Barbados)
2.63%
Mansfield Minera SA (Argentina)
Lindero Mine
FR Mining Limited (BVI)
FR Gold Mining Inc. (British Columbia, Canada)
FR Gold Limited (BVI)
Roxgold Boussoura (Cayman Islands)
Fortuna Silver Mines Australia Pty Ltd. (Australia)
Roxgold CI Limited (Cayman Islands)
99.89%
LGL Resources Côte d'Ivoire SA (Ivory Coast)
LGL Exploration Côte d'Ivoire SA (Ivory Coast)
90%
Roxgold Sango SA (Ivory Coast) (3)
Seguela Mine
Chesser Resources Pty Ltd (Australia)
Boya Gold Pty Ltd (Australia)
Boya SA (Senegal)
Diamba Sud Project
Bondou SAU (Senegal)
Chesser SAU (Senegal)
LEGEND:
Argentina
Australia
Barbados
Bermuda
British Virgin Islands
Canada
Cayman Islands
Ivory Coast
Mexico
Peru
Senegal
United States

Notes:

(1) In some jurisdictions where the Company operates, laws require that a company operating mineral properties must have more than one shareholder. For those jurisdictions, a nominal interest may be held by an individual or other affiliated entity and this may not be represented on the above chart.

(2) All ownership of subsidiaries is 100% unless otherwise indicated.

(3) 10% of the issued and outstanding shares of Roxgold Sango S.A. are held by the State of Côte d'Ivoire.

RECENT DEVELOPMENTS

Since the date of the AIF, the following developments have occurred for the Company:

On March 27, 2025, the Company announced that it had filed its annual report for the fiscal year ended December 31, 2024 on Form 40-F with the SEC.

The Company reported its production results for its four operating mines in West Africa and Latin America for the first quarter of 2025 on April 10, 2025, including gold production of 91,893 ounces and gold equivalent production of 103,459 ounces (where gold equivalent ounces includes gold, silver, lead, and zinc and is calculated using the following metal prices: US$2,885/oz Au, US$31.77/oz Ag, $1,971/t Pb and US$2,841/t Zn or Au:Ag = 1:90.82, Au:Pb = 1:1.46, Au:Zn = 1:1.02). The Company also announced the completion of the Lindero leach pad expansion project, which is expected to provide sufficient capacity for an additional ten years of production.

On April 14, 2025, the Company announced the completion of the sale of its 100 percent interest in Compañia Minera Cuzcatlan S.A. de C.V. ("Cuzcatlan"), the owner of the San Jose Mine in Oaxaca, Mexico, to JRC Ingenieria y Construcción S.A.C. ("JRC"), a private Peruvian company. JRC acquired all of the shares of Cuzcatlan held by the Company's subsidiaries in consideration for a cash payment of US$6.5 million, the payment of approximately US$1.2 million for pre-paid working capital items and tax receivables by April 30, 2025, and the right to receive up to approximately US$8.3 million upon the completion of certain conditions (of which approximately US$4.9 million has been received as at August 15, 2025 and US$2.4 million has been confirmed as unrecoverable, leaving a balance of approximately US$1.0 million). In addition, the Company retains a 1.0 percent net smelter royalty on production from the San Jose Mine concessions payable after the first 6.1 million ounces of silver and the first 44,000 ounces of gold or 119,000 gold equivalent ounces have been mined or extracted from the property.

On April 30, 2025, Fortuna announced the renewal of its normal course issuer bid to repurchase up to 15,347,999 Common Shares, being five percent of its outstanding Common Shares as at April 28, 2025.

On May 13, 2025, the Company announced the completion of the sale of its interest in Roxgold Sanu SA ("Roxgold Sanu"), together with the Company's three other wholly-owned Burkina Faso subsidiaries (together with Roxgold Sanu, the "Acquired Companies") to Soleil Resources International Ltd. ("SRI"), a private Mauritius company (the "Yaramoko Transaction"). Roxgold Sanu owns and operates the Yaramoko Mine in the Balé Province, Burkina Faso. As a result of the completion of the Yaramoko Transaction, the Company has now ceased all operations in Burkina Faso. SRI acquired all of the issued and outstanding shares of the Acquired Companies held by Fortuna's subsidiaries in consideration for the payment of US$70 million in cash. Prior to the closing of the Yaramoko Transaction, Roxgold Sanu paid to the Company a cash dividend in the amount of US$53.8 million plus US$3.7 million in withholding tax. The agreement also provides that the Company has the right to receive up to approximately US$53 million of value added tax receivables upon the completion of certain conditions. Following the divestiture of the Yaramoko Mine, the Company also updated its consolidated production and cost guidance for 2025.

On August 5, 2025 the Company announced an updated in-pit mineral resource estimation for the Diamba Sud project in Senegal, reporting an indicated mineral resource of 724,000 gold ounces, and an inferred mineral resource of 285,000 gold ounces (indicated mineral resource of 14.2 Mt averaging 1.59 g/t Au containing 724,000 gold ounces, and inferred mineral resource of 6.2 Mt averaging 1.44 g/t Au containing 285,000 gold ounces). The Company also announced that it is advancing the Diamba Sud project with parallel activities on environmental permits, engineering studies, and continued mineral exploration working towards a preliminary economic assessment in the fourth quarter of 2025. Refer to the Company's news release "Fortuna Advances Diamba Sud Gold Project in Senegal with Updated Mineral Resources; PEA Completion Targeted for Q4 2025" dated August 5, 2025.

On August 6, 2025, the Company reported its financial and operating results for the second quarter of 2025.

RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk due to the nature of our business and the present stage of its development. The following risk factors, as well as risks currently unknown to us, could materially and adversely affect our current and future business, properties, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, properties or financial results, each of which could cause purchasers of our securities to lose part or all of their investment. The risks described below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospects. Before deciding whether to invest in any securities of the Company, investors should consider carefully the risks discussed below, those described in a prospectus supplement relating to a specific offering of securities and the other information set forth or incorporated by reference (including subsequently filed documents incorporated by reference) in this prospectus or any applicable prospectus supplement, including our AIF, Annual Financial Statements, and related notes.

Risks Relating to the Securities of the Company

The market price of the Company's Common Shares is volatile.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many mining companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In particular, the price of the Common Shares on the TSX and NYSE fluctuated significantly during the past 12 months.

There are many factors that may influence such volatility. Macroeconomic conditions in North America, Peru, Mexico, Argentina or West Africa and changes in the laws and regulations of these regions may have a negative effect on the development prospects, timelines or relationships for the Company's properties. Negative changes in the public's perception of the Company's prospects or of mining companies in general could cause the price of the Company's securities, including the price of the Common Shares, to decrease dramatically. The price of the Common Shares is also likely to be affected by short-term changes in precious metal prices or other mineral prices, currency exchange fluctuations, the Company's financial condition or results of operations and the extent of research analyst coverage of its securities.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Shareholders may suffer dilution as a result of future offerings of the Common Shares or securities convertible into Common Shares.

The Company may sell equity securities in future offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company may also issue Common Shares as a result of the vesting of the Company's outstanding share units or the conversion of the Company's outstanding 3.75% convertible senior notes (the "Notes") with an aggregate principal amount of $172.5 million. Any such convertible securities are more likely to be exercised when the market price of the Company's Common Shares exceeds the exercise price of such instruments. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities. The Board has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. It is likely that the Company will issue additional securities to provide capital to fund expected expenditures and growth. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in potentially substantial dilution to shareholders.

The market price of the Common Shares could decline as a result of future issuances or sales of the Company's securities, which could result in insufficient liquidity.

The market price of the Common Shares could decline as a result of issuances of securities by the Company or sales by its existing shareholders of Common Shares, or the perception that these sales could occur. The issuance of Common Shares upon the vesting of the Company's outstanding share units may also reduce the market price of the Common Shares. Additional Common Shares, convertible debentures, stock options, Common Share purchase warrants and share units may be issued in the future. A decrease in the market price of the Common Shares could adversely affect the liquidity of the Common Shares on the TSX and the NYSE. The Company's shareholders may be unable, as a result, to sell significant quantities of the Common Shares into the public trading markets. The Company may not, as a result, have sufficient liquidity to meet the continued listing requirements of the TSX and the NYSE. Sales of the Common Shares by shareholders might also make it more difficult for the Company to sell equity or debt securities at a time and price that it deems appropriate, which may have a material adverse effect on the Company's business, financial conditions and results of operations.

The Company has never paid, and does not currently anticipate paying, dividends.

The Company has paid no dividends on the Common Shares since incorporation and does not anticipate paying dividends in the immediate future. The payment of future dividends, if any, will be reviewed periodically by the Board and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund its commercial activities, development and growth, and other factors that the Board may consider appropriate in the circumstances.

Risks related to the debt securities of the Company.

Unless otherwise provided with respect to a series of debt securities, debt securities of the Company will be unsecured, unsubordinated obligations and rank equally with all of the Company's future unsecured, unsubordinated indebtedness. If the Company becomes bankrupt, liquidates its assets, reorganizes or enters into certain other transactions, the Company will be able to pay its obligations with respect to such debt securities, including the Notes, only after it has paid all of its secured indebtedness in full. There may be insufficient assets remaining following such payments to pay amounts due on any or all of the debt securities then outstanding. Unless otherwise provided in an indenture or other debt instrument to which the Company is a party, the Company will not be restricted from incurring additional indebtedness for borrowed money or otherwise from mortgaging, pledging or charging its real or personal property or properties to secure any indebtedness or other financing. A holder of a debt security of the Company will be subject to such terms and conditions as are described in the applicable indenture or other instrument governing the issuance of such debt security. Any such indenture or agreement with respect to debt securities issued under this Prospectus is or will be made available under the Company's SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov.

Foreign investors may find it difficult to enforce judgments against the Company.

The Company is incorporated under the laws of British Columbia, Canada and none of the Company's directors and officers are residents of the United States. Because all or a substantial portion of the Company's assets and the assets of these persons are located outside of the United States, it may be difficult for U.S. investors to effect service of process within the United States upon the Company or upon such persons who are not residents of the United States, or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue-sky laws of any state within the United States, or (ii) would enforce, in original actions, liabilities against the Company or such persons predicated upon the U.S. federal securities laws or any such state securities or blue-sky laws. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or the Company predicated solely upon such civil liabilities.

Furthermore, many of the subsidiaries of the Company and its assets are located outside of Canada. Accordingly, it may be difficult for investors to enforce within Canada any judgments obtained against the Company, including judgments predicated upon the civil liability provisions of applicable Canadian securities laws. Consequently, investors may be effectively prevented from pursuing remedies against the Company under Canadian securities laws or otherwise.

USE OF PROCEEDS

During the 25 month period that this prospectus is valid, securities may be issued from time to time at the discretion of Fortuna. Each prospectus supplement will contain specific information concerning the amount and use of the net proceeds from the sale of securities to which such prospectus supplement relates. Unless otherwise specified in the prospectus supplement relating to a particular offering of securities, the Company intends to use the net proceeds from the sale of securities to complete direct or indirect asset and corporate acquisitions, to directly or indirectly finance future growth opportunities, to fund working capital requirements, to reduce its level of outstanding indebtedness from time to time, for discretionary capital programs and for other general corporate purposes. For further details with respect to Fortuna's capital expenditures, see the AIF, the 2024 MD&A and the Interim MD&A. The Company may invest funds which it does not immediately use, and such investments may include short-term marketable investment grade securities. The Company may from time-to-time issue securities (including debt and equity securities) other than through the issuances of securities pursuant to this prospectus.

CONSOLIDATED CAPITALIZATION

Except as disclosed elsewhere in this prospectus and in the Interim MD&A, there have been no material changes in the share and loan capital of Fortuna, on a consolidated basis, since June 30, 2025. Information relating to any issuances of our Common Shares and securities exercisable for or exchangeable into Common Shares within the previous twelve-month period will be provided as required in a prospectus supplement under the heading "Prior Sales".

DESCRIPTION OF COMMON SHARES

The Company's authorized share capital consists of an unlimited number of Common Shares without par value. As of August 28, 2025, the Company had 306,959,986 Common Shares issued and outstanding.

Each Common Share ranks equally with all other Common Shares with respect to dividends, voting powers and distribution of assets upon dissolution, liquidation or winding-up of the Company. The holders of Common Shares are entitled to receive notice of, attend and vote at any meeting of the shareholders of the Company. Each Common Share carries one vote. The holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the board of directors of the Company from time to time may declare, out of funds legally available therefor. In the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of the Common Shares have the right to receive on a pro-rata basis all of the assets of the Company remaining after payment of all of the Company's liabilities.

The holders of Common Shares have no pre-emptive or conversion rights. No other class of shares may be created without the approval of the holders of the Common Shares and the rights attaching to the Common Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

Fortuna may issue subscription receipts separately or in combination with other securities. The subscription receipts will entitle holders thereof to receive, upon satisfaction of certain Release Conditions (as defined herein) and for no additional consideration, Common Shares, warrants, debt securities or any combination thereof. Subscription receipts will be issued pursuant to a subscription receipt agreement (a "Subscription Receipt Agreement") to be entered into between the Company and an escrow agent (the "Escrow Agent") that will be named in the relevant prospectus supplement. Fortuna will file a copy of any executed Subscription Receipt Agreement relating to an offering of subscription receipts with the securities commissions or similar regulatory authorities in the applicable offering jurisdictions in Canada and in the United States, and such Subscription Receipt Agreement will be available electronically on SEDAR+ under the Company's issuer profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

The specific terms of the subscription receipts being offered will be described in the applicable prospectus supplement and the Subscription Receipt Agreement. This description may include, but may not be limited to, any of the following, if applicable:

•	the aggregate number of subscription receipts being offered;

•	the price and currency at which the subscription receipts will be offered;

•	the designation, number and terms of the underlying securities to be received by the holders of subscription receipts upon satisfaction of the Release Conditions (as defined herein), and any procedures that will result in the adjustment of those numbers;

•	the conditions for the exchange of subscription receipts into underlying securities for no additional consideration, and the consequence of such conditions not being satisfied (the "Release Conditions");

•	the procedures for the issuance and delivery of the underlying securities to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the underlying securities upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold the underlying securities pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will hold and release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the subscription receipts;

•	procedures for payment by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event that this prospectus, the prospectus supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of Fortuna to purchase the subscription receipts in the open market by private agreement or otherwise;

•	the securities exchanges(s) on which the subscription receipts will be listed, if any;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the subscription receipts;

•	material U.S. and Canadian federal income tax consequences of owning the subscription receipts; and

•	any other material terms or conditions of the subscription receipts.

Prior to the exchange of their subscription receipts holders of subscription receipts will not have any of the rights of holders of the underlying securities to be received on the exchange of subscription receipts.

DESCRIPTION OF UNITS

Fortuna may issue units, which may consist of one or more of the other securities as is specified in the relevant prospectus supplement. In addition, the relevant prospectus supplement relating to an offering of units will describe all material terms of any units offered, including, as applicable:

•	the aggregate number of units being offered;

•	the price at which the units will be offered;

•	the designation and terms of the units and of the securities comprising the units and any agreement governing the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units including whether and under what circumstances those securities may be held or transferred separately;

•	the securities exchange(s) on which such units will be listed, if any;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the units;

•	material U.S. and Canadian federal income tax consequences of owning the units, including how the purchase price paid for the units will be allocated among the securities comprising the units; and

•	any other material terms or conditions of the units and the underlying securities.

DESCRIPTION OF WARRANTS

This following description sets forth certain general terms and provisions of the warrants. Fortuna may issue warrants for the purchase of Common Shares, debt securities or other securities. Warrants may be issued independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant indentures or warrant agency agreements to be entered into by the Company and with one or more financial institutions or trust companies acting as warrant agent. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by the Company with the securities commissions or similar regulatory authorities in applicable offering jurisdictions in Canada and in the United States and will be available electronically under the Company's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

The particular terms of each issue of warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price and currency at which the warrants will be offered;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants, and the procedures that will result in the adjustment of those numbers;

•	the dates on which the right to exercise the warrants will commence and expire;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	the securities exchange(s) on which such warrants will be listed, if any;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the warrants;

•	material U.S. and Canadian federal income tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

The Company may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to the Company, and obligating the Company to purchase from or sell to the holders, a specified number of Common Shares at a future date or dates, and including by way of instalment. The price per Common Share and the number of Common Shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. The Company may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as it may determine.

The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt obligations of third parties, securing the holders' obligations to purchase the Common Shares under the share purchase contracts, which are referred to in this prospectus as share purchase units. The share purchase contracts may require the Company to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

Holders of share purchase contracts are not shareholders of the Company. The particular terms and provisions of share purchase contracts offered by any prospectus supplement, and the extent to which the general terms and provisions described above may apply to them, will be described in the applicable prospectus supplement filed in respect of such share purchase contracts.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities issued pursuant to this prospectus. The following description describes certain general terms and provisions of the debt securities.

The Company may issue debt securities in one or more series under an indenture, or the indenture, to be entered into between the Company and one or more trustees. The indenture will be subject to and governed by the BCBCA and the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the form of the indenture is being filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms and provisions of each series of debt securities the Company may offer, including any conversion or exchange rights attaching to the debt securities, will be described in greater detail in the applicable prospectus supplement which may provide information that is different from this prospectus. The Company reserves the right to include in a prospectus supplement specific variable terms pertaining to the debt securities that are not within the descriptions set forth in this prospectus. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those securities.

The Company may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

The indenture will not limit the aggregate principal amount of debt securities that the Company may issue under the indenture and will not limit the amount of other indebtedness that the Company may incur. The indenture will provide that the Company may issue debt securities from time to time in one or more series and may be denominated and payable in Canadian dollars, U.S. dollars or any other currency. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be the Company's unsecured obligations. The indenture will also permit the Company to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement for any series of debt securities that the Company offers will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

•	the title of the debt securities;

•	the aggregate principal amount and currency of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	whether payment on the debt securities will be senior or subordinated to the Company's other liabilities or obligations;

•	whether the payment of the debt securities will be guaranteed by any other person;

•	the date or dates, or the methods by which such dates will be determined or extended, on which the Company may issue the debt securities and the date or dates, or the methods by which such dates will be determined or extended, on which the Company will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

•	whether the debt securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•	the place or places the Company will pay principal, premium, if any, and interest and the place or places where debt securities can be presented for registration of transfer or exchange;

•	whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether and on what terms the Company will have the option to redeem the debt securities rather than pay the additional amounts;

•	whether the Company will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•	whether the Company may redeem the debt securities at the Company's option and the terms and conditions of any such redemption;

•	whether payments on the debt securities will be payable with reference to any index or formula;

•	whether the Company will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the debt securities as unregistered securities (with or without coupons), registered securities or both;

•	the periods within which and the terms and conditions, if any, upon which the Company may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

•	any changes or additions to events of default or covenants;

•	the applicability of, and any changes or additions to, the provisions for defeasance;

•	whether the holders of any series of debt securities have special rights if specified events occur;

•	the securities exchange(s) on which such debt securities will be listed, if any;

•	the terms, if any, for any conversion or exchange of the debt securities for any other securities;

•	rights, if any, on a change of control;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

Unless stated otherwise in the applicable prospectus supplement, no holder of debt securities will have the right to require the Company to repurchase the debt securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or the Company has a change of control.

The Company may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. The Company may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable prospectus supplement.

The Company may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

PRIOR SALES

Prior sales information will be provided, as required, in each prospectus supplement with respect to the issuance of securities pursuant to such prospectus supplement.

TRADING PRICE AND VOLUME

The Company's Common Shares are listed and posted for trading on the TSX under the symbol "FVI" and on the NYSE under the symbol "FSM". Trading price and volume of the Company's securities will be provided as required for all of our Common Shares in each prospectus supplement to this prospectus.

EARNINGS COVERAGE

If the Company offers debt securities having a term to maturity in excess of one year under this prospectus and any applicable prospectus supplement, the applicable prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of our securities offered thereunder. The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the tax discussion in any prospectus supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PLAN OF DISTRIBUTION

We may sell our securities to or through underwriters or dealers, and also may sell our securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell our securities to or through dealers. Each applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of our securities, the public offering price or prices of our securities and the proceeds to the Company from the sale of our securities. In addition, our securities may be offered and issued in consideration for the acquisition (an "Acquisition") of other businesses, assets or securities by the Company or its subsidiaries. The consideration for any such Acquisition may consist of any of our securities separately, a combination of our securities or any combination of, among other things, securities, cash and assumption of liabilities.

Our securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be ATM Distributions, including sales made directly on the TSX, NYSE or other existing trading markets for our securities, and as set forth in an accompanying prospectus supplement. The prices at which our securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of our securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers or agents who participate in the distribution of our securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents with whom the Company enters into agreements may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of our securities, other than an ATM Distribution, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter involved in an ATM Distribution, no affiliate of such an underwriter and no person or company acting jointly or in concert with such an underwriter may over-allot securities in connection with the distribution or may effect any other transactions that are intended stabilize or maintain the market price of the securities in connection with an ATM Distribution including selling an aggregate number or principal amount of our securities that would result in the underwriter creating an over-allocation position in the securities.

Unless otherwise specified in the applicable prospectus supplement, the Company does not intend to list any of our securities other than the Common Shares on any securities exchange. Any underwriters, dealers or agents to or through which our securities other than the Common Shares are sold by the Company for public offering and sale may make a market in such securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time and without notice. No assurance can be given that a market for trading in our securities of any series or issue will develop or as to the liquidity of any such market, whether or not our securities are listed on a securities exchange.

AGENT FOR SERVICE OF PROCESS

The following directors and / or signing officers of the Company reside outside of Canada and have appointed the following agent for service of process:

Name of Person or Company	Name and Address of Agent

Jorge Ganoza Durant, President, Chief Executive Officer and a director of the Company

Luis Ganoza Durant, Chief Financial Officer of the Company

Mario Szotlender, a director of the Company

Alfredo Sillau, a director of the Company

Kate Harcourt, a director of the Company

Salma Seetaroo, a director of the Company

Fortuna Mining Corp., Suite 820, 1111 Melville Street Vancouver, British Columbia V6E 3V6, Canada

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

In addition, Paul Weedon, Patricia Gonzalez, Paul Criddle, Matthew Cobb and Dmitry Tolstov, each a "qualified person" as defined in NI 43-101 required to file a consent with this prospectus, also reside outside of Canada.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the issuance of securities under this prospectus will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, with respect to matters of U.S. law. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than one percent of Fortuna's outstanding securities.

INTEREST OF EXPERTS

The technical information relating to the Séguéla Mine, the Lindero Mine, the Caylloma Mine and the Yaramoko Mine, (formerly owned by Fortuna), included or incorporated by reference in this short form base shelf prospectus has been included or incorporated by reference in reliance on the reports prepared or certified under NI 43-101. Eric Chapman, Paul Weedon, Raul Espinoza, Mathieu Veillette, Patricia Gonzalez; Paul Criddle, Matthew Cobb and Dmitry Tolstov, each a "qualified person" as defined by NI 43-101, are the authors responsible for the preparation of the Technical Reports, as set out under "Technical Information and Third Party Information".

Mr. Chapman reviewed and approved the scientific and technical information in this Prospectus relating to the updated in-pit mineral resource estimation at the Diamba Sud project.

As at the date hereof, each of the aforementioned persons beneficially owns, directly or indirectly, less than one percent of the outstanding securities of the Company.

Messrs. Chapman and Weedon are currently employees and officers of the Company, but are not currently expected to be elected, appointed or employed as a director of the Company or of an associate or affiliate of the Company. Messrs. Espinoza and Veillette are employees of the Company, but are not currently expected to be elected, appointed or employed as a director or officer of the Company or of an associate or affiliate of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company's auditors are KPMG, having an address at Suite 1100, 777 Dunsmuir Street, Vancouver, British Columbia V7Y 1K3, Canada. KPMG has confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. KPMG has also confirmed that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A. at its office in Golden, Colorado.

The Trustee for the Notes is Computershare Trust Company, N.A., at its principal office in Saint Paul, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR+ at www.sedarplus.ca. The reports we file with, and other information we furnish to the SEC are available through EDGAR at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company incorporated under the BCBCA. Most or all of our directors and officers, and the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company's assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or "blue sky" laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

We have filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates., as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this prospectus.

RELIANCE ON EXEMPTIONS FOR WELL-KNOWN SEASONED ISSUERS

The securities regulatory authorities in each of the provinces of Canada have independently adopted a series of substantively harmonized blanket orders, including in British Columbia, BC Instrument 44-503 – Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (collectively with the equivalent local blanket orders in each of the other provinces of Canada, as amended, modified or varied, the "WKSI Blanket Orders"). This prospectus has been filed by Fortuna in reliance upon the WKSI Blanket Orders, which permit "well-known seasoned issuers" or "WKSIs" (as such terms are defined in the WKSI Blanket Orders) to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, Fortuna has determined that it qualifies as a "well-known seasoned issuer" under the WKSI Blanket Orders.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

Division 5 of Part 5 of the BCBCA consists of Sections 159 through 165. Section 160 provides that a company may do one or both of the following: (i) indemnify an individual who (a) is or was a director or officer of the company, (b) is or was a director or officer of another corporation at the request of the company at a time when the corporation is or was an affiliate of the company or (c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity (collectively, an “eligible party”) against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable; and/or (ii) pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding after the final disposition.

Section 161 of the BCBCA provides that a British Columbia company must pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Section 162 of the BCBCA provides that a British Columbia company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that a company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163 of the BCBCA (see below), the eligible party will repay the amounts advanced.

Notwithstanding the foregoing, Section 163(1) of the BCBCA prohibits a British Columbia company from indemnifying or paying the expenses of an eligible party if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing his or her conduct in respect of which the proceeding was brought was lawful.

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Under Section 163(2) of the BCBCA, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must neither indemnify the eligible party in respect of the proceeding, nor pay the expenses of an eligible party in respect of the proceeding.

Section 164 of the BCBCA provides that, despite any other provision of Division 5 and regardless of whether the payment of expenses or indemnification has been sought, authorized or declined under Division 5, on the application of a company or an eligible party, the court may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all expenses actually and reasonably incurred by any person in obtaining a court order under Section 164 of the BCBCA; and/or

(e)	make any other order that the court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the court under Section 164 of the BCBCA.

The articles of the Registrant (the “Articles”) provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director of the Registrant (each, an “Indemnified Party”) and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding” to which such person is or may be liable. For the purpose of the Articles, an “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an Indemnified Party or any of the heirs and legal personal representatives of the Indemnified Party, by reason of the Indemnified Party being or having been a director or alternate director of the Registrant: (i) is or may be joined as a party or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such Indemnified Party, or any of the heirs and legal personal representatives of such Indemnified Party, in respect of the eligible proceeding. Pursuant to the Articles, each director and alternate director is deemed to have contracted with the Registrant on the terms of the foregoing indemnity. The failure of an Indemnified Party to comply with the provisions of the BCBCA or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

Subject to any restrictions in the BCBCA, the Registrant may indemnify any person. Pursuant to the Articles, the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position, who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity. The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers for losses as a result of claims against such directors and officers under the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process is being filed concurrently herewith.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Annual information form dated March 20, 2025 for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 40-F, filed with the Commission on March 27, 2025 (the “Form 40-F”)).
4.2	Audited consolidated financial statements as at and for the years ended December 31, 2024 and 2023, together with the reports of the independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to the Form 40-F).
4.3	Management’s discussion and analysis of the financial position and results of operation of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 to the Form 40-F).
4.4	Management information circular as at May 1, 2025, prepared in connection with the Registrant’s annual general meeting of shareholders held on June 26, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, furnished to the Commission on May 13, 2025).
4.5	Unaudited condensed interim consolidated financial statements as at and for the three and six months ended June 30, 2025 and 2024 and the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, furnished to the Commission on August 6, 2025).
4.6	Management’s discussion and analysis of financial position and results of operations of the Registrant for the three and six months ended June 30, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, furnished to the Commission on August 6, 2025).
5.1	Consent of KPMG LLP.
5.2	Consent of Eric Chapman.
5.3	Consent of Paul Weedon.
5.4	Consent of Raul Espinoza.
5.5	Consent of Mathieu Veillette.
5.6	Consent of Patricia Gonzalez.
5.7	Consent of Paul Criddle.
5.8	Consent of Dmitry Tolstov.
5.9	Consent of Matthew Cobb.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).
7.1	Form of Indenture (incorporated by reference to Exhibit 7.1 to the Registrant’s registration statement on Form F-10, filed with the Commission on April 29, 2020).
107	Calculation of Filing Fee Tables.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Peru, on August 29, 2025.

FORTUNA MINING CORP.

By:	/s/ Luis Ganoza Durant
Name: Luis Ganoza Durant
Title: Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jorge Ganoza Durant, Luis Ganoza Durant and Linda Desaulniers, or any of them, each of whom may act without the joinder of the other, the true and lawful attorneys-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement and any registration statements filed pursuant to Rule 429 under the Securities Act relating to this Registration Statement and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date
/s/ Jorge Ganoza Durant Jorge Ganoza Durant	Director, President and Chief Executive Officer (Principal Executive Officer)	August 29, 2025

/s/ Luis Ganoza Durant Luis Ganoza Durant	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2025

/s/ David Laing David Laing	Director, Chairman of the Board of Directors	August 29, 2025

/s/ Kylie Dickson Kylie Dickson	Director	August 29, 2025

/s/ David Farrell David Farrell	Director	August 29, 2025

/s/ Kate Harcourt	Director	August 29, 2025
Kate Harcourt

/s/ Alfredo Sillau Alfredo Sillau	Director	August 29, 2025

/s/ Mario Szotlender Mario Szotlender	Director	August 29, 2025

/s/ Salma Seetaroo	Director	August 29, 2025
Salma Seetaroo

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on August 29, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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